Exhibit 11

GCSE LLP The Madison Centre 4950 Yonge Street, Suite 1900 Toronto, ON M2N 6K1 T: +1 416 512 6000 F: +1 416 512 9800 www.gcsellp.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Regulation A Offering Statement (Form 1-A) of our report dated May 7, 2020, relating to the financial statements of Audition Showdown Inc., which comprise the statement of financial position as of December 31, 2019, and the related statements of loss and comprehensive loss, changes in deficit and cash flow for the period from the date of incorporation on September 30, 2019 to December 31, 2019, and the related notes to the financial statements, which is part of this Offering Statement.

/s/ GCSE LLP

GCSE LLP

Chartered Professional Accountants

Toronto, Canada
May 11, 2020